UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

GTx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, GTx, Inc. (the “Company”) entered into a new at-will employment agreement with Jason T. Shackelford, the Company’s continuing principal financial and accounting officer, in connection with his promotion to Vice President, Finance and Accounting (the “Employment Agreement). Under the Employment Agreement, Mr. Shackelford’s annual base salary was unchanged, and he will continue to receive a base salary of $231,000 annually and participate in Company benefit plans made available to all employees. As a result of his promotion to Vice President, Finance and Accounting, Mr. Shackelford’s target bonus payment under the Company’s Executive Bonus Compensation Plan will be 35% of his base salary, as such percentage may be adjusted from time to time, and he is now eligible for supplemental life and long-term disability insurance made available to eligible employees at the vice president level and above. Under the Employment Agreement, in the event that Mr. Shackelford’s employment is terminated without “cause” or he voluntarily resigns for “good reason,” each as defined in the Employment Agreement, he will be entitled to receive cash severance payments equal to one year of his base salary and monthly premium payments to continue his health insurance coverage for up to twelve months following his employment termination, in each case subject to certain conditions, including Mr. Shackelford’s compliance with the confidentiality provisions of the Employment Agreement following termination and the non-competition provisions of the Employment Agreement for a specified period following termination. The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement that will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date: January 9, 2017	By:	/s/ Henry P. Doggrell
		Name:	Henry P. Doggrell
		Title:	Vice President, Chief Legal Officer and Secretary